FROM:   Franklin Resources, Inc.
        Investor Relations: Alan Weinfeld  (650) 525-8900
        Corporate Communications: Holly Gibson Brady (650) 312-4701 franklintempleton.com
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                                                           FOR IMMEDIATE RELEASE

    FRANKLIN RESOURCES, INC. ANNOUNCES ZERO-COUPON CONVERTIBLE DEBT OFFERING

        San Mateo, CA, May 7, 2001 -- Franklin Resources, Inc. (Franklin Templeton Investments) (NYSE:BEN) today announced that it has commenced an offering of zero-coupon convertible notes.

        Under the offering, the debt securities will be convertible into shares of Franklin's common stock if the market price of the shares reaches specified thresholds. It is expected that the debt will not be callable for five years after issuance, and will mature in 30 years, although the holders will be able to require Franklin to repurchase the debt on several occasions. The debt securities will be offered with original issue discount with anticipated gross proceeds of approximately $350 million before the initial purchaser's $100 million gross proceeds overallotment option. Franklin will use the proceeds of the offering for general corporate purposes including the repayment of outstanding commercial paper and to purchase shares of its common stock.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The debt securities and shares of common stock issuable upon conversion of the debt securities have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

        Certain matters discussed in this press release and in public statements relating to the release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including the ability to close the convertible debt offering, changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, the investment performance of our subsidiaries and their ability to effectively market their investment strategies, and other risks detailed from time to time in Franklin's filings with the Securities and Exchange Commission. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the company's Annual Report, Form 10-K for the most recently ended fiscal year as well as subsequent documents filed by the company with the Securities and Exchange Commission.
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